EXHIBIT 99.1

FOR IMMEDIATE RELEASE

NEW WORLD BRANDS - IP GEAR
COMPLETES MAJOR RECAPITALIZATION

Eugene, Oregon, April 27, 2007 - New World Brands, Inc. (OTC BB: NWBD.OB, dba “IP Gear”) today announced the conversion of all of its outstanding Series A Convertible Preferred Stock into shares of Common Stock of the Company. A majority of the Series A shares were previously issued to Qualmax Inc. upon the reverse acquisition of the Qualmax business in late 2006.

The conversion of approximately 116.67 Series A shares into approximately 348.4 million shares of Common Stock was triggered by the Company’s filing of a Restated Certificate of Incorporation with the Delaware Division of Corporations on April 24, 2007 in accordance with the terms of the Asset Purchase Agreement between Qualmax and the Company. The restated Certificate increases the amount of authorized Common Stock from 50 million shares to 600 million shares.

Following the conversion of the Series A shares, the amount of the Company’s Common Stock outstanding has increased from approximately 44.3 million shares to approximately 392.7 million shares. Of these, approximately 372.3 million shares, or approximately 94%, are held by affiliates of the Company, and approximately 356 million shares, or approximately 91%, are subject to certain lock-up restrictions through as late as December 2008. The new shares of Common Stock have not been registered for sale and will only be subject to resale in accordance with Rule 144 of the Securities Act of 1933.

The Restated Certificate of Incorporation also provides for a staggered board of directors which will result in one third of the directors standing for election in any year.

Commenting on the recapitalization, David Kamrat, IP Gear’s Chairman and CEO, said, “The conversion of the Preferred Stock into Common Stock is an important step in recapitalizing the Company in connection with the Qualmax acquisition. The reverse acquisition, together with the sale of New World’s former wine and spirits business, has repositioned the Company to become a player in the huge VoIP telecommunications market with Qualmax’s cutting edge IP Gear hardware and software solutions for small and medium enterprises (SME’s).” Mr. Kamrat added, “We firmly believe that the new direction of the Company will ultimately provide increased value to both our existing and new shareholders.”

For more information regarding the Company’s Amended and Restated Certificate of Incorporation, please see the Company’s Current Report on Form 8-K to be filed with the SEC on April 30, 2007. Information related to the lock-up provisions for the converted shares, and a copy of the lock-up agreement, is available on a Current Report on Form 8-K filed on January 8, 2007. Details of the Asset Purchase Agreement are available on a Current Report on Form 8-K filed on September 21, 2006.

About New World Brands [IP Gear]

New World Brands (dba IP Gear) provides easy-to-deploy VoIP gateway solutions for SMEs (small and medium sized enterprises) transitioning to next-generation converged networks. The Company is also a value added reseller (VAR) of telecommunications equipment with a range of mid-level carrier and VoIP service provider customers, and a provider of direct call routing services.

For more information, visit our website at www.ipgear.net.

Safe Harbor

We caution readers that this Report contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, written, oral or otherwise, are based on the Company’s current expectations or beliefs rather than historical facts concerning future events, and they are indicated by words or phrases such as (but not limited to) “anticipate,” “could,” “may,” “might,” “potential,” “predict,” “should,” “estimate,” “expect,” “project,” “believe,” “think,” “intend,” “plan,” “envision,” “continue,” “intend,” “target,” “contemplate,” or “will” and similar words or phrases or comparable terminology. Forward-looking statements in this release also include statements about business and economic trends. Many factors may cause our actual results to differ materially from those described in forward-looking statements, including without limitation those described under “Certain Risk Factors” in our Annual Report on Form 10-KSB, as filed with the SEC on April 17, 2007, and specifically including the risk that management’s assumptions and analysis of the potential market for existing and new products, and our competitive position in that market, prove untrue, and the risk that management will not be able to successfully address changing market conditions.

The Company also disclaims any duty to comment upon or correct information that may be contained in reports published by the investment community.

Contact:

Tracy Habecker
IP Gear Inc.
(541) 868 2900
tracy.habecker@ipgear.net